2013 FORM - 20F EXHIBIT - 11.1

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Last Revised and Restated on May 13, 2014

The Chief Executive Officer, Chief Financial Officer and Controller (collectively, the "Senior Financial Officers") of Continental Energy Corporation (the "Company") must adhere to this Code of Ethics for Senior Officers, in addition to all other applicable Company policies. This Code of Ethics shall constitute the Company's code of ethics for senior financial officers, as required by Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission (the "SEC") promulgated thereunder.

1. PRINCIPLES GOVERNING PROFESSIONAL AND ETHICAL CONDUCT

It is the policy of the Company that its Senior Financial Officers will adhere to, advocate for, and promote professional and ethical conduct; honesty and integrity, and accountability for adherence to this code.

2. CONFLICTS OF INTEREST

The Senior Financial Officers must promote a culture of honesty and integrity throughout the Company and avoid conflicts of interest with the Company. The Senior Financial Officers should avoid actual or apparent conflicts of interest between personal and professional relationships. Any situation, transaction or relationship that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Audit Committee.

3. FINANCIAL REPORTING AND DISCLOSURE

Senior Financial Officers shall seek to promote fair, accurate, timely, and understandable disclosure in the reports and documents the company files with or submits to the SEC. The Company seeks to provide disclosure to the investment community that is not only in conformity with applicable rules of the SEC, but that also fairly presents to the investors the financial condition and results of operations of the Company. Senior Financial Officers shall seek to promote ethical behavior by other Company officers and employees involved in financial reporting.

4. COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

It is the policy of the Company to comply with all applicable laws, rules and regulations of federal, state and local governments and other regulatory agencies that affect the conduct of the Company's business and financial reporting. The Senior Financial Officers are expected to be familiar with the legal and regulatory requirements applicable to their business responsibilities and to fulfill their duties in accordance with these laws, rules and regulations.

5. WAIVER

Waivers of this Code of Ethics may only be granted by the Company’s Audit Committee and will be disclosed in accordance with applicable securities laws.

6. CODE COMPLIANCE AND VIOLATIONS

Compliance with this Code of Ethics is mandatory. Each Senior Financial Officer shall promptly report any information he or she may have concerning evidence of any material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company, or any of its agents, and any violation of this Code of Ethics to the Company’s Audit Committee. The Audit Committee may determine, or designate appropriate persons to determine, appropriate disciplinary action, up to and including termination of employment, in the event of any such violation.

The undersigned incumbent Senior Financial Officers have read the foregoing and certify their compliance with this Code of Ethics.

<Signed>	<Signed>
Richard L. McAdoo	Robert V. Rudman
CEO	CFO